Exhibit 99.1

             Option Care Announces Third Quarter Results

               Q3 Revenues Increase 25% to $153 Million

        Earnings Per Share from Continuing Operations of $0.15


    BUFFALO GROVE, Ill.--(BUSINESS WIRE)--Nov. 7, 2006--Option Care, Inc. (Nasdaq: OPTN) today reported results for the quarter ended September 30, 2006. Revenue was $153 million for the third quarter, a 25% increase compared to revenue of $122 million for the third quarter of 2005. Home infusion and specialty pharmacy services revenue increased 31% and 26% respectively compared to the prior year period. On a GAAP basis, net income from continuing operations increased 6% for the third quarter to $5.2 million or $0.15 per diluted share compared to $4.9 million or $0.14 per diluted share for the third quarter of 2005.

    Included in the third quarter of 2006 results is ($0.01) per diluted share in costs associated with the implementation of the Blue Cross / Blue Shield of Michigan ("BCBSM") contract. Included in the third quarter results of 2005 was a franchise settlement gain of $0.01 per diluted share due to the acquisition of our Las Vegas, Nevada franchise. Excluding the effects of these items, diluted earnings per share was $0.16 for the third quarter of 2006, an increase of 23% from $0.13 per diluted share for the prior year period.

    For the nine months ended September 30, 2006, revenue increased 28% to $465 million. GAAP net income from continuing operations was $15.8 million or $0.45 per diluted share, a 10% increase from the $14.4 million or $0.42 per diluted share in 2005. The Board of Directors declared a dividend of $0.02 per share for the third quarter of 2006. The dividend is payable on December 6, 2006 to stockholders of record as of November 22, 2006.

    Effective January 1, 2006, the company adopted SFAS No. 123R,
Share-Based Payment, utilizing the modified retrospective method.
Accordingly, the results for prior periods have been restated to reflect the impact of SFAS No. 123R.

    Raj Rai, Option Care's president and chief executive officer commented, "Our financial performance was in line with our expectations as we continue to realize double digit growth rates in revenues. Considering the seasonal impact on our business in the third quarter, our organic growth rate of 10% highlights the strength of our business model and growth strategy."

    Rai further added, "I am very pleased with our launch of the BCBSM contract. We have made investments in technology, infrastructure and personnel to create a best-in-class specialty pharmacy distribution facility in Ann Arbor, Michigan. The contract implementation is well underway and we are pleased with the initial results since the go-live date of October 1st. In addition, we plan to further expand our facilities and increase automation by the end of first quarter of 2007 in light of new contract opportunities currently under negotiation. I am also pleased with our successful re-launch of Synagis(R). We are on track to achieve a 15-20% growth for the 2006-2007 RSV season. Finally, we continue to evaluate acquisition opportunities and expect to close at least one by the end of this year."

    Commenting on the financial results for the quarter Paul Mastrapa, chief financial officer, stated, "We are very pleased with our third quarter results which, as expected included a ($0.01) per diluted share impact from the start-up costs associated with the BCBSM contract. Our organic growth of 10% for the third quarter included growth of 10% for specialty pharmacy services and 9% for home infusion. Our organic growth continues to be generated from a wide range of therapies in our portfolio."

    Mastrapa continued, "Overall gross profit for the third quarter was 29.1% as compared to 29.9% for the prior year quarter. However, prior to the impact of our Other Revenue which has very little direct costs, total gross profit increased 30 basis points to 28.3% as compared to 28.0% for the prior year quarter. This increase is primarily due to a higher mix of home infusion revenues. Infusion services gross profit increased to 44.0% for the third quarter compared to 42.3% for the prior year primarily due to lower drug costs and favorable therapy mix. Specialty pharmacy services gross profit declined to 16.0% for the third quarter compared to 17.1% for the quarter ended September 30, 2005. This decline in specialty gross profit is primarily due to an unfavorable contract mix within our managed care specialty services."

    "Selling, general and administrative expenses (SG&A) declined to 20.0% of revenue as compared to 20.8% in the prior year quarter. Excluding the BCBSM implementation costs, SG&A expenses totaled 19.8% of revenues or a 1% reduction from the prior year period. The provision for doubtful accounts increased to 2.3% of revenues from 1.8% for the prior year quarter. This increase is primarily due to a shift in mix towards our infusion and local specialty revenues which are reserved at higher rates."

    Mastrapa concluded, "Our balance sheet and cash flow remain very strong. Operating cash flow for the quarter was $8.0 million. We invested $5.0 million in acquisitions during the third quarter and ended the quarter with $21.7 million of cash and short-term investments. Finally, days sales outstanding at the end of the third quarter remained stable at 59 days compared to the end of 2005."

    Outlook

    Moving into the fourth quarter the company expects revenues to expand due to the seasonality of infusion services and Synagis(R) as well as the launch of the BCBSM contract. As a result, the company expects diluted earnings per share from continuing operations of approximately $0.19 which includes an additional ($0.01) per diluted share in the fourth quarter for the remaining BCBSM implementation costs.

    For the full year of 2006, the company expects revenue of approximately $645 million and diluted earnings per share from continuing operations of approximately $0.64 which includes ($0.02) per diluted share in implementation costs for the BCBSM contract.

    Third Quarter Conference Call

    The Company will be hosting a conference call today, Tuesday, November 7th, to review the financial results for the third quarter. Investors and other interested parties may access the call at 10:00 a.m. Eastern Time by dialing in at (800) 299-9630, participant passcode 14159056.

    The call will be broadcast live as well as replayed through the internet. The webcast can be accessed through a link at www.optioncare.com. For those who cannot listen to the live broadcast, a replay will be available two hours after the call concludes at (888) 286-8010, passcode 65278814. The playback will be available until midnight on November 10, 2006.

    The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents at www.streetevents.com.

    About Option Care

    For more than 25 years, Option Care, Inc. has made patients' lives easier with a full range of healthcare services outside the hospital setting, working with more than 400 payor organizations representing more than 75 million Americans. With the largest home infusion and specialty pharmacy footprint in the industry, Option Care offers treatment nationwide to patients in their homes, physician offices or other alternate sites, including ambulatory treatment centers. Services are provided by highly skilled, clinical professionals from 113 pharmacy locations.

    Forward Looking Statements

    This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward looking statements can be identified by the use of terms such as "anticipates," "expects," "believes" and other words having a similar meaning. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us, or on our behalf. These risks and uncertainties include, but are not limited to, uncertainties affecting our businesses and our franchisees relating to acquisitions and divestitures (including continuing obligations with respect to completed transactions), sales and renewals of franchises, government and regulatory policies (including federal, state and local efforts to reform the delivery of and payment for healthcare services), general economic conditions (including economic conditions affecting the healthcare industry in particular), the pricing and availability of equipment and services, technological developments and changes in the competitive environment in which we operate. These statements are based upon assumptions and, although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate.

    Non-GAAP Financial Measures

    The non-GAAP financial measures contained in this earnings press release exclude special items to present the current year and prior income before taxes without the special items. The Company uses this measure for planning and forecasting its future business as well as analyzing such forecasts against past performance. In addition, excluding these amounts enhances the Company's understanding of trends developing in its operations as well as its performance in its market and against its competitors. The Company believes that providing specific financial information on these special items, as well as providing non-GAAP income before tax measures that exclude such items, best allows investors to understand the Company's ongoing business activities during the quarter. The Company believes that inclusion of certain non-GAAP financial measures provides comparability to similar companies in the Company's industry, many of which present similar non-GAAP financial measures to investors. The non-GAAP financial measures should not be considered as a substitute for, or preferable to, measures of financial performance prepared in accordance with GAAP and may be different from non-GAAP financial measures used by others.

    The Company believes that these non-GAAP financial measures provide an additional tool for investors to evaluate its ongoing operating results and trends. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures as detailed in this press release.

    Further Information on Option Care Can Be Found at:
www.optioncare.com

    (Financial tables follow)


                      OPTION CARE, INCORPORATED
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
           (in thousands, except per share data, Unaudited)

                            Three Months Ended     Nine Months Ended
                               September 30,         September 30,
                           --------------------- ---------------------
                                         2005                  2005
                             2006     (Restated)   2006     (Restated)
                           --------------------- ---------------------
Revenue:
  Specialty pharmacy
   services                  $84,435    $67,239   $269,668   $209,736
  Infusion and related
   healthcare services        66,862     51,178    188,497    141,716
  Other                        1,592      3,476      7,023     10,687
                           ---------- ---------- ---------- ----------
  Total revenue              152,889    121,893    465,188    362,139

Cost of revenue:
  Cost of goods sold          90,709     71,680    282,721    219,122
  Cost of services provided   17,720     13,718     51,306     38,383
                           ---------- ---------- ---------- ----------
Total cost of revenue        108,429     85,398    334,027    257,505
                           ---------- ---------- ---------- ----------

Gross profit                  44,460     36,495    131,161    104,634

Selling, general and
 administrative expenses      30,627     25,318     90,846     72,165
Provision for doubtful
 accounts                      3,542      2,248     10,461      6,727
Depreciation and
 amortization                  1,227        915      3,597      2,668
                           ---------- ---------- ---------- ----------
   Total operating expenses   35,396     28,481    104,904     81,560

Operating income               9,064      8,014     26,257     23,074

Interest income (expense),
 net                            (261)       108       (470)       258
Other expense, net              (260)       (73)      (688)       (20)
                           ---------- ---------- ---------- ----------

Income before income taxes     8,543      8,049     25,099     23,312
Income tax provision           3,337      3,137      9,265      8,925
                           ---------- ---------- ---------- ----------
Net income from continuing
 operations                   $5,206     $4,912    $15,834    $14,387
                           ========== ========== ========== ==========

Loss on discontinued
 operations, net of tax         (256)        --       (893)        --
                           ---------- ---------- ---------- ----------
Net income                    $4,950     $4,912    $14,941    $14,387
                           ========== ========== ========== ==========

Basic net income (loss) per
 share:
   Continuing operations       $0.15      $0.15      $0.47      $0.44
                           ========== ========== ========== ==========
   Discontinued operations    $(0.01)       $--     $(0.03)       $--
                           ========== ========== ========== ==========

Diluted net income (loss)
 per share:
   Continuing operations       $0.15      $0.14      $0.45      $0.42
                           ========== ========== ========== ==========
   Discontinued operations    $(0.01)       $--     $(0.03)       $--
                           ========== ========== ========== ==========

Dividends per share          $0.0200    $0.0200    $0.0600    $0.0533
                           ========== ========== ========== ==========

The 2005 income statements have been restated to reflect adoption of SFAS No.123R - "Share-Based Payment" - using the modified retrospective method.


                      OPTION CARE, INCORPORATED
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                           September 30, December 31,
                                               2006          2005
                                            (Unaudited)   (Restated)
                                           ------------- -------------
Assets
Current assets:
   Cash and cash equivalents                    $12,456        $7,816
   Short-term investments                         9,200        41,042
   Accounts receivable, net                     101,981        95,297
   Inventory                                     18,954        15,490
   Other current assets                          12,789        12,798
                                           ------------- -------------
Total current assets                            155,380       172,443

Equipment and other fixed assets, net            22,648        18,905
Goodwill, net                                   164,232       112,220
Other assets                                     12,269        12,996
                                           ------------- -------------
Total assets                                   $354,529      $316,564
                                           ============= =============

Liabilities and stockholders' equity
Current liabilities:
   Trade accounts payable                       $29,325       $29,958
   Other current liabilities                     14,433         9,743
   Current portion of long-term debt                 32            48
                                           ------------- -------------
Total current liabilities                        43,790        39,749

Long-term debt, excluding current portion        86,284        86,306
Other liabilities                                13,448        10,342
                                           ------------- -------------
Total liabilities                               143,522       136,397

Total stockholders' equity                      211,007       180,167
                                           ------------- -------------

Total liabilities and stockholders' equity     $354,529      $316,564
                                           ============= =============

The 2005 balance sheet has been restated to reflect adoption of SFAS
 No.123R - "Share-Based Payment" - using the modified retrospective method.


                      OPTION CARE, INCORPORATED
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                      (in thousands, Unaudited)



                            Three Months Ended     Nine Months Ended
                               September 30,         September 30,
                           --------------------- ---------------------

                                         2005                  2005
                             2006     (Restated)   2006     (Restated)
                           ---------- ---------- ---------- ----------

Cash flows from operating
 activities:
   Net Income                 $4,950     $4,912    $14,941    $14,387

   Non-cash expenses           6,809      4,862     18,767     14,245
   Changes in assets and
    liabilities:
      Accounts receivable     (2,923)    (5,384)    (3,048)    (8,450)
      Other assets and
       liabilities              (860)       958     (9,327)    (4,265)
                           ---------- ---------- ---------- ----------
Net cash provided by
 operating activities          7,976      5,348     21,333     15,917

Cash flows from investing
 activities:
   Net sales (purchases) of
    short-term investments    (5,200)    17,954     31,842     21,726
   Payments for
    acquisitions              (5,039)   (20,625)   (43,817)   (46,367)
   Net purchases of
    equipment and other       (2,051)    (2,936)    (7,874)    (7,094)
   Proceeds from disposal        462         --        462         --
                           ---------- ---------- ---------- ----------
Net cash used in investing
 activities                  (11,828)    (5,607)   (19,387)   (31,735)

Cash flows from financing
 activities:
   Proceeds from issuance
    of stock                   1,185      1,594      3,812      6,060
   Payment of cash
    dividends                   (684)      (651)    (2,019)    (1,728)
   Other financing
    activities                   363        563        901      1,777
                           ---------- ---------- ---------- ----------
Net cash provided by
 financing activities            864      1,506      2,694      6,109
                           ---------- ---------- ---------- ----------
Net increase (decrease) in
 cash and cash equivalents    (2,988)     1,247      4,640     (9,709)
Cash and cash equivalents,
 beginning of period          15,444      8,860      7,816     19,816
                           ---------- ---------- ---------- ----------
Cash and cash equivalents,
 end of period               $12,456    $10,107    $12,456    $10,107
                           ========== ========== ========== ==========

The 2005 statements of cash flow have been restated to reflect adoption of SFAS No.123R - "Share-Based Payment" - using the modified retrospective method.

    CONTACT: Option Care, Inc.
             Paul Mastrapa
             Chief Financial Officer
             847-229-7773